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                                                                    Exhibit 23.1






                      Consent of Independent Accountants


The Board of Directors and Stockholders
Integrated Circuit Systems, Inc.:


The audits referred to in our report dated August 4, 1999, included the related financial statement schedule as of July 3, 1999, and for each of the years in the three-year period ended July 3, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Experts" and "Selected Historical Consolidated Financial Data" in the prospectus.



/s/ KPMG LLP

Philadelphia, Pennsylvania
October 6, 1999